EXHIBIT 21.1



                           AGREE REALTY CORPORATION
            SUBSIDIARIES OF THE REGISTRANT AS OF DECEMBER 31, 1999


Agree Realty Corporation; through its Operating Partnership, Agree Limited Partnership is the sole member of the following Limited Liability Companies:


SUBSIDIARY                                  JURISDICTION OF ORGANIZATION
----------                                  ----------------------------

Agree - Columbia Crossing
  Project, L.L.C.                           Delaware

Agree - Milestone Center
  Project, L.L.C.                           Delaware

Agree Facility No. 1, L.L.C.                Delaware

Tulsa Store No. 264, L.L.C.                 Delaware

Mt Pleasant Shopping Center L.L.C.          Michigan


Agree Realty Corporation, through its Operating Partnership, Agree Limited Partnership, owns a 99% interest in the following Limited Liability Company:


Lawrence Store No. 203, L.L.C.              Delaware